INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of First American Insurance Portfolios, Inc. on Form N-14AE of our report dated February 2, 2001 appearing in the Annual Report of Equity Income Portfolio of the Cova Series Trust for the year ended December 31, 2000 which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP
September 21, 2001
Boston, Massachusetts